EXHIBIT 10.54
MASLAND CARPETS
PROJECT DEVELOPMENT AGREEMENT
THIS PROJECT DEVELOPMENT AGREEMENT (this “Agreement”), dated this 11th day of December, 2014, is entered into by and between TDG OPERATIONS, LLC, a Georgia Limited Liability Company doing business as MASLAND CARPETS (“Masland”), and the CITY OF ATMORE, ALABAMA (“City”), both of which may from time to time be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS
WHEREAS, Masland is a limited liability company engaged in the manufacture, distribution and sale of carpeting and floor covering materials and currently maintains a manufacturing plant within the corporate limits of the City (the “Masland Facility”);
WHEREAS, currently Masland manufactures the carpeting and floor covering products at the Masland Facility and then ships the product elsewhere for finishing, cutting and distribution;
WHEREAS, Masland wishes to consolidate its manufacturing and distribution process by relocating its facilities for finishing, cutting and broadloom distribution from its Saraland, Alabama facility to the Masland Facility;
WHEREAS, by relocating the aforementioned portions of the manufacturing process to the Masland Facility, Masland expects to create an estimated thirty (30) new full time jobs;
WHEREAS, the City desires to assist Masland with this relocation and with this creation of new jobs by constructing a new access road to facilitate the expansion of the Masland Facility;
WHEREAS, the City believes it is in the best interest of its citizens that Masland should undertake this expansion and has offered to Masland the incentives set out in this agreement in order to induce Masland to relocate the finishing, cutting and distribution of the product to the Masland Facility;

WHEREAS, in reliance on the representation of Masland concerning employment levels, and in consideration of the economic benefit, the increased tax revenues, employment opportunities, and other benefits to be received by the City and its citizens, the City has committed to make available to Masland certain incentives, in the manner and amounts authorized by existing law, as presently interpreted and construed;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1 -- CAPITALIZED TERMS

1.1    Capitalized Terms. Capitalized terms utilized herein shall have the meaning ascribed thereto in Article 8 hereof or elsewhere in this Agreement, unless the meanings of such terms have been otherwise specified in a different context.

ARTICLE 2 -- UNDERTAKINGS BY MASLAND

2.1    Relocation. Masland agrees to relocate its finishing, cutting and distribution functions to the Masland Facility;

2.2    Job Creation. Masland agrees to fulfill its Jobs Commitment and its Maintenance Commitment in the manner and within the times specified herein.

ARTICLE 3 -- UNDERTAKINGS BY THE CITY

3.1    Access Road. The City agrees to construct an access road for Masland from Industrial Drive to a newly constructed entrance to the Masland Facility, the route of which is more particularly described on Exhibit A attached hereto. The City agrees to pay all associated engineering and construction costs of the newly constructed road and to construct such road in a manner consistent with the specifications outlined in Exhibit B hereto.

3.2    Project Costs. The Parties agree that the estimated cost for engineering and construction of said road is $ 184,481. The Parties further agree that on the completion of construction of said road, the City will submit to Masland full documentation of the total cost of the engineering and construction of said road, which shall hereinafter be referred to as the “Project Costs”.

ARTICLE 4 -- REPAYMENT OBLIGATION

4.1    Repayment Obligation. The City and Masland understand and acknowledge that the Project Costs incurred by the City are being incurred with the expectation that Masland will meet its Jobs Commitment during the employment period and will thereafter meet its Maintenance Commitment by employing an average of thirty (30) New Full Time Employees for three (3) years after fulfilling its Job Commitment. In the event that Masland has not met its Job Commitment by the end of the Employment Period, then Masland shall pay to the City the Job Commitment Fee. In the event that Masland meets its Job Commitment but fails to meet its Maintenance Commitment, then Masland shall pay to the City the Maintenance Commitment Fee. In the event that Masland shall become obligated to pay either the Job Commitment Fee or the Maintenance Commitment Fee, Masland shall pay such fee within forty-five (45) days of the date such fee is due.

4.2    Job Commitment Fee. With respect to the Jobs Commitment, the amount of the Job Commitment Fee is determined by subtracting the product of the Project Costs times the ratio of the number of full time jobs created over 30 from the Project Costs, as is more fully described and defined in Article 8 of this Agreement.

4.3    Maintenance Commitment Fee. With respect to the Maintenance Commitment, the amount of the Maintenance Commitment Fee is determined by subtracting the product of the Project Costs times the ratio of the number of full time jobs maintained over 30 from the Project Costs, as is more fully described and defined in Article 8 of this Agreement.

4.4    No Duplication of Fees. In the event that Masland owes a Job Commitment Fee to the City, then Masland shall have no obligation hereunder with respect to the Maintenance Commitment and/or the Maintenance Commitment Fee.

ARTICLE 5 -- REPRESENTATIONS

5.1    Representations and Covenants of the City. The City represents and covenants to Masland as follows:
5.1.1    The City has the full power and authority to enter into this Agreement, to use its respective best efforts to ensure delivery of the incentives obligated by agencies other than the City, and to carry out its respective obligations hereunder.

5.1.2    There is no action or proceeding pending or, insofar as such City knows, threatened against the City which could impact upon such City’s right, power, and authority to enter into this Agreement or to otherwise carry out its respective obligations hereunder.

5.1.3    Each Service provided by or for the City under this Agreement will be performed in compliance with applicable laws, rules, and regulations.

5.2    Representations and Covenants of Masland. Masland represents and covenants to the City as follows:

5.2.1    Masland has the full power and authority to enter into this Agreement and to otherwise carry out its obligations hereunder.
5.2.2.    There is no action or proceeding pending or, insofar as Masland knows, threatened against Masland before any court, administrative agency, or other tribunal which could impact upon Masland’s right, power, and authority to enter into this Agreement or to otherwise carry out its obligations hereunder.
ARTICLE 6 -- TERM AND TERMINATION

6.1    Term. The term of this Agreement shall commence on the date of this Agreement and shall continue in full force and effect until terminated by mutual agreement of the Parties or until the last of the obligations hereunder has expired.

ARTICLE 7 -- MISCELLANEOUS

7.1    Relationship of the Parties. In making and performing this Agreement, the City, on the one hand, and Masland, on the other hand, are acting and shall act as independent contractors. Neither the City nor Masland is, nor will either be deemed to be, an agent, legal representative, joint venturer, or partner of the other for any purpose. Except as expressly permitted hereunder, neither the City nor Masland will be entitled to (a) enter into any contracts in the name of or on behalf of the other, (b) pledge the credit of the other in any way or hold itself or themselves out as having authority to do so, or (c) make commitments or incur any charges or expenses for or in the name of the other. Neither the City’s nor Masland’s personnel are, nor shall they be deemed to be at any time during the term of this Agreement, employees of the other.

7.2    Force Majeure. No Party shall be liable for any default or delay in performance of its obligations hereunder, to the extent such default or delay is attributable to events beyond the reasonable control of such Party, including without limitation acts of God, acts of public enemies, epidemics, floods, fires, and earthquake conditions; provided, however, that the Party subject to any such event shall use its best efforts to overcome the event as soon as is reasonably practicable and to continue its performance as required hereunder. Performance times shall be considered extended for a period of time equivalent to the time lost due to such an event.

7.3    Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Party and any attempt to make such assignment shall be null and void. Notwithstanding the foregoing, Masland shall have the right, without the consent of the City, to assign its rights and obligations under this Agreement to any other entity affiliated with Masland, provided that Masland also transfers its rights and obligations to the Masland Facility Project to such entity. An assignment by Masland in accordance with the provisions of this Section shall include an assumption by the assignee of all of Masland’s liabilities hereunder and shall release Masland from all liability under this Agreement. The City agrees to cooperate in the assignment by Masland of this Agreement to any such assignee, including the execution of any consents to such assignment, as Masland or any other interested party may require that are not inconsistent with this Agreement.

7.4    Binding Effect. This Agreement and all terms, provisions and obligations set forth herein shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

7.5    Further Assurances. The Parties shall and shall cause their respective affiliates to take all appropriate action and execute or cause to be executed all documents of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

7.6    Amendment. No amendment, modification, or supplement of any provision of this Agreement or any Exhibit hereto will be valid or effective unless made in writing and signed by the duly authorized representatives of the Parties.

7.7    Notices. Any notice, request, demand, waiver, consent, approval, or other communication that is required or permitted under this Agreement shall be in writing. All such notices shall be delivered personally, by reputable courier (costs prepaid), by telecopy, or by email with receipt confirmation and shall be deemed given or made when delivered personally, the business day sent if sent by telecopier or email or one business day after delivery to the overnight courier for next business day delivery. All such notices are to be given or made to the Parties at the following addresses or to such other address as any Party may designate by a notice given in accordance with the provisions of this Section:

If To Masland: If To the City
The Dixie Group, Inc.
d/b/a Masland Carpets
2208 South Hamilton Street
Dalton, Georgia 30721-4974
Attention:

Mayor, City of Atmore
201 E. Louisville Avenue
Atmore, Alabama 36502

With a Copy to: City Clerk
201 E. Louisville Avenue
Atmore, Alabama 36502

With a Copy to: City Attorney
Lawrence M. Wettermark, Esq.
Post Office Box 16629
Mobile, Alabama 36616-0629

7.8    Applicable Law. This Agreement is being executed and delivered in the State of Alabama and shall be construed and enforced in accordance with the law thereof.

7.9    Severability. Any of the provisions of this Agreement determined to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the provisions of this Agreement.

7.10    Negotiated Agreement. The Parties each hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

7.11    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

ARTICLE 8 -- DEFINITIONS

8.1    Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

8.1.1    “Employment Period” means a period of three years commencing one year from the date the access road described in paragraph 3.1 herein is completed and open to vehicular traffic.

8.1.2    “Fiscal Year” means that one-year period beginning October 1 and ending September 30 of the following year.

8.1.3    “New Job” means a job created as a result of the consolidation of the finishing, cutting and broadloom distribution to the Masland Facility and which increases the current level of 298 employees at the Masland Facility.

8.1.4    “New Full Time Employee” means a person filling a New Job who is being paid directly by Masland or one of its wholly-owned subsidiaries for working at the Masland Facility for not less than thirty-six (36) hours per week who Masland or such subsidiary identifies as its employee to the US Internal Revenue Service or the Alabama Department of Revenue or the Alabama Department of Industrial Relations on returns or reports filed with the foregoing, including, but not limited to, IRS Form 941.

8.1.5    “Job Commitment Fee” is the amount Masland is obligated to pay to the City if it fails to meet its Jobs Commitment and such amount is determined by subtracting the product of the Project Costs (“PC”) times the ratio of the number of New Full Time Employees as of the end of the Employment Period (“Jobs Created”) over 30 from the Project Costs:

PC - (PC x Jobs Created)
         30

By way of example, if One Hundred Thousand Dollars ($100,000) were expended as Project Costs and Masland has only twenty-five (25) New Full Time Employees as of the end of the Employment Period, the Job Commitment Fee is computed as follows:

$100,000 - ($100,000 x 25 ) = $16,666.67
30

8.1.6    “Jobs Commitment” means the employment by Masland of thirty (30) New Full Time Employees at any time during the Employment Period.

8.1.7    “Maintenance Commitment” means the employment by Masland of an average of thirty (30) New Full Time Employees. The average number of New Full Time Employees during the Maintenance Commitment Period shall be determined by adding the number of New Full Time Employees as of the last day of each month during the Maintenance Commitment Period and dividing said total by thirty-six.

8.1.8    “Maintenance Commitment Fee” is the amount Masland is obligated to pay to the City if it fails to meet its Maintenance Commitment and such amount is determined by subtracting the product of the Project Costs (“PC”) times the ratio of the average number of New Full Time Employees during the Maintenance Commitment Period over 30 from the Project Costs:

PC - (PC x Average Number of New Full Time Employees)
         30
By way of example, if One Hundred Thousand Dollars ($100,000) were expended as Project Costs and Masland maintains an average of twenty-eight (28) New Full Time Employees during the Maintenance Commitment Period, the Maintenance Commitment Fee is computed as follows:

$100,000 - ($100,000 x 28) = $6,666.67
30

8.1.9    “Maintenance Commitment Period” means three calendar years following the date upon which Masland meets its Jobs Commitment.

8.1.10    “Project Costs” means the final cost of engineering and construction of the new access road for the Masland Facility as is more specifically described in paragraphs 3.1 and 3.2 herein.

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first written above.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

TDG OPERATIONS, LLC d/b/a MASLAND CARPETS
By:     /s/ Jon A. Faulkner
Jon A. Faulkner, President
(signature)

ATTEST:
/s/ Peggy Bigham

CITY OF ATMORE, ALABAMA
By:     /s/ Jim Staff
Jim Staff, Mayor (signature)

ATTEST:
/s/ Rebecca Smith
Rebecca Smith, City Clerk (signature)